Exhibit 10.2
Option No.: _______
WABASH NATIONAL CORPORATION
2007 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT
     Wabash National Corporation, a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, $.01 par value, (the “Stock”) to the optionee named below. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively the “Agreement”), and in the Company’s 2007 Omnibus Incentive Plan (the “Plan”).
Grant Date:                                         , 200___
Name of Optionee:
Optionee’s Social Security Number: ______- ______- ____________
Number of Shares Covered by Option:
Option Price per Share: $_________.___
Vesting Start Date:                     , ___
     You agree to all of the terms and conditions described in this Agreement and in the Plan (a copy of which has been made available to you and will be provided on request) unless you deliver a notice in writing within 30 days of receipt of this award agreement to the [ ] stating that you do not accept the terms and conditions described in this Agreement and in the Plan. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.
This is not a stock certificate or a negotiable instrument.

WABASH NATIONAL CORPORATION
2007 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly. Except as otherwise provided in any employment agreement between you and the Company with respect to the various provisions for vesting and termination of this option, this Agreement sets forth the terms and conditions of this option.

Vesting	This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to the Stock under this Agreement vests as to:

-

-

Except as provided under Death or Disability and Retirement below, no additional shares of Stock will vest after your Service has terminated for any reason.

Term	Your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason, other than death, Retirement, Disability or by the Company with or without Cause, then your option will expire at the close of business at Company headquarters on the 90th day after your Service terminates.

Termination Without Cause	If your Service is terminated without Cause, then your vested options shall expire at the close of business 1 year after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

Death or Disability	If your Service terminates because of your death or Disability, then your option will expire at the close of business at Company headquarters on the date that is the earlier of three (3) years from the date of termination of Service and the 10th Anniversary of the Grant Date, during which time period your estate or heirs or you, as applicable, may exercise the vested portion of your option. The unvested portion of your option as of your date of termination as a result of your death or Disability shall be forfeited, except that the portion of the option that would have vested in the calendar year of your retirement shall immediately vest upon the termination of your service.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the date that is the earlier of three (3) years from your date after your Service terminates and the 10th Anniversary of the Grant Date. In such a case, during the period following your death up to the date that is the earlier of three (3) years from your date after your Service terminates and the 10th Anniversary of the Grant Date, your estate or heirs may exercise the vested portion of your option.

Leaves of Absence	For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 30 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Retirement	If your Service terminates due to Normal Retirement, defined as retirement at or after age 65 when you are in at least your tenth (10th) year of service with the Company, your option will expire at the close of business at Company headquarters on the day before the 10th Anniversary of the Grant Date, as shown on the cover sheet.

If your Service terminates due to Early Retirement, defined as retirement at age 55 through 64 when you are in at least your fifth (5th) year of service with the Company, your option will expire at the close of business at Company headquarters on the date that is the earlier of three (3) years from your date of retirement and the day before the 10th Anniversary of the Grant Date, as shown on the cover sheet.

The unvested portion of your option as of your date of retirement shall be forfeited, except that the portion of the option that would have vested in the calendar year of your retirement shall immediately vest upon your retirement.

Notice of Exercise	When you wish to exercise this option, you must notify the Company ’s designated agent in the manner and form permitted by the designated agent. Your notice must specify how many shares you wish to purchase (in a parcel of at least 100 shares generally). Your notice must also specify how your shares of Stock should be registered (e.g. in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

• Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

• Shares of Stock which have already been owned by you and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

• By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold shares of Stock otherwise issuable to you or by delivering to the Company shares of Stock already owned by you. The shares of Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Transfer of Option	Except as provided in this Section, during your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option, and the option shall not be assignable or transferable by you, other than by designation of beneficiary, will or the laws of descent and distribution. You may transfer all or part of this option, not for value, to any Family Member, provided that you provide prior written notice to the Company, in a form satisfactory to the Company, of such transfer. For the purpose of this section, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights, or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or you) in exchange for an interest in that entity. Subsequent transfers of transferred options are prohibited except to your Family Members in accordance with this section or by will or the laws of descent and distribution. The events of termination of the Service this Agreement shall continue to be applied with respect to you, following which the option shall be exercisable by the transferee only to the extent, and for the periods specified in herein.

Retention Rights	Neither your option nor this Agreement give you the right to be retained by the Company (or any Parent, Subsidiaries or Affiliates) in any capacity. The Company (and any Parent, Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Forfeiture of Rights	If during your term of Service you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause: (i) a forfeiture of any outstanding option, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company and ending twelve (12) months following such termination of Service (A) a forfeiture of any gain recognized by you upon the exercise of an option or (B) a forfeiture of any Stock acquired by you upon the exercise of an option (but the Company will pay you the option price without interest). Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Affiliates is engaged during your employment or other relationship with the Company or its Affiliates or at the time of your termination of Service. Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this option and the option price per share shall be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Indiana, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Optionees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Human Resources Department to request paper copies of these documents.
By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

7